Exhibit 99.1

CareDx to Refinance Debt with Perceptive Advisors

Balance Sheet to be Simplified with Single Term Loan

BRISBANE, Calif., March 1, 2018 (GLOBE NEWSWIRE) — CareDx, Inc. (NASDAQ: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that it has entered into a binding commitment with Perceptive Advisors, which will provide a term loan of between $15 million and $35 million.

In addition, CareDx today notified JGB of its intention to prepay the outstanding principal balance of the convertible notes issued by the Company to JGB. Under the existing agreement with JGB, the Company is required to give notice to JGB 30-trading days before it makes the prepayment. During that notice period, JGB may convert any amount of the current $26.3 million outstanding principal into the Company’s common stock at a conversion price of $4.33 per share.

Funding of the new Perceptive Advisors term loan will occur at the end of the 30-trading day notice period, April 13, 2018, at which time the Company may request to draw $15 million, $25 million or $35 million. The proceeds from the new facility will enable the Company to immediately repay the remaining outstanding loan obligation to JGB, as well its $11.4 million debt obligation to Danske Bank and the Allenex former majority shareholders. Upon repayment to JGB, $9.4 million of the Company’s restricted cash will become available for use.

The Perceptive Advisors term loan will have an interest rate of 10.5%, an interest-only period of three years, and a maturity date of April 2023, but may be prepaid by the Company, in whole or in part, at any time.

“The agreement provides CareDx with the flexibility to further simplify our balance sheet, while simultaneously optimizing our debt structure, and partnering with one of the leading investors in the life sciences industry is a positive step for CareDx”, said Peter Maag, CareDx President and Chief Executive Officer. “Following the achievement of this important financial milestone, CareDx remains positioned to deliver accelerated growth in 2018 and profitability in the second half of the year.”

“Perceptive Advisors is pleased to partner with CareDx at this exciting time in its trajectory, and we look forward to sharing in the momentum that the Company is generating following the launch of AlloSure. We are very supportive of the company‘s strategy to build a leader in Personalized Medicine in Transplantation”, said Sam Chawla, Portfolio Manager, Perceptive Advisors.

Further information with respect to the new debt facility and the JGB prepayment is contained in a Current Report on Form 8-K filed today by CareDx with the Securities and Exchange Commission.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products across the transplant testing continuum, including AlloMap and AlloSure for post-transplant surveillance and Olerup SSP®, Olerup QTYPE®, and Olerup SBT™ for pre-transplant HLA testing.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including statements regarding the proposed funding by Perceptive Advisors and the proposed repayment of the Company’s obligations to JGB, Danske Bank and the Allenex former majority shareholders. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including the risk that the proposed loan with Perceptive Advisors does not close, general economic and market factors, among others discussed in CareDx’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by CareDx with the SEC on April 21, 2017 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com